Exhibit 99.20

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN AUSTRALIA, CANADA OR JAPAN (OR IN ANY OTHER COUNTRIES, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION). THE INFORMATION PROVIDED IN THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY COUNTRY OR JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

VOLUNTARY PUBLIC EXCHANGE OFFER LAUNCHED BY BANCA MONTE DEI PASCHI DI SIENA S.P.A. ON ALL THE ORDINARY SHARES OF MEDIOBANCA - BANCA DI CREDITO FINANZIARIO SOCIETÀ PER AZIONI

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PRESS RELEASE

pursuant to Article 38, paragraph 2, of the Regulation adopted by Consob with resolution No. 11971 of 14 May 1999, as subsequently amended and supplemented (the “Issuers’ Regulation”)

PUBLICATION OF THE OFFER DOCUMENT AND THE EXEMPTION DOCUMENT

Siena, 3 July 2025 – With reference to the voluntary public exchange offer (the “Offer”) pursuant to Articles 102 and 106, paragraph 4, of Legislative Decree No. 58 of 24 February 1998, as subsequently amended and supplemented (the “TUF”) launched by Banca Monte dei Paschi di Siena S.p.A. (“BMPS” or the “Offeror”) on all the shares of MEDIOBANCA – Banca di Credito Finanziario Società per Azioni (“Mediobanca”), including treasury shares directly and/or indirectly held by Mediobanca from time to time, the Offeror announces that, on the date hereof, the following have been published:

-	the offer document relating to the Offer, approved by Consob with resolution No. 23623 of 2 July 2025 (the “Offer Document”),
-	the acceptance form to accept the Offer, and
-	the exemption document prepared by BMPS for the purposes of the exemption from the obligation to publish the prospectus in accordance with Article 1, paragraphs 4, letter f), and 5, letter e), of Regulation (EU) 2017/1129 of the European Parliament and the Council of 14 June 2017, as subsequently amended and supplemented (the “Exemption Document”).

The publication follows the press release issued on 2 July 2025 relating to the approval of the Offer Document by Consob.

The Offer Document has been made available for public consultation at:

-	the registered office of the Offeror, in Piazza Salimbeni, 3, Siena;
-	the registered offices of the intermediaries appointed to coordinate the collection of acceptances: in Milan, Viale Eginardo, 29, and in Siena, Piazza Salimbeni, 3;
-	the registered offices of the appointed intermediaries;
-	the Offeror’s website (https://www.gruppomps.it/en/), where the privacy policy, provided in accordance with EU Regulation 2016/679 (“GDPR”), relating to the processing of the tendering shareholders’ personal data can also be consulted (information-notice-pursuant-to- article-13-ops-eng.pdf);
-	the website of the global information agent, Georgeson S.r.l.

The Exemption Document, available on the BMPS’ website (https://www.gruppomps.it/en/) and prepared on the basis of the essential information required by Delegated Regulation (EU) No. 2021/528, does not constitute a prospectus pursuant to Regulation (EU) 2017/1129 and has not been submitted to Consob for review and approval in accordance with Article 1, paragraph 6-bis, letter a) of Regulation (EU) 2017/1129.

Please note the Offer Document does not include the Issuer’s press release, which will be prepared by Mediobanca pursuant to Articles 103, paragraphs 3 and 3-bis, of the TUF and 39 of the Issuer’s Regulation. This press release will be issued by Mediobanca in accordance with the terms and conditions set out in Article 39 of the Issuers’ Regulation. The Offer is subject to the fulfillment (or waiver, as applicable) of each of the conditions of effectiveness set out in Warning A.1 of Section A of the Offer Document.

To enable shareholders of Mediobanca to form a well-founded judgment on the Offer, they are encouraged to consult and review the Offer Document, to which reference is made.

The principal elements of the Offer, as more fully described in the Offer Document, are outlined below.

Financial Instruments over which the Offer is launched: the Offer is made for a maximum of No. 833,279,689 ordinary shares of Mediobanca, i.e. all of Mediobanca’s ordinary shares outstanding as of the Offer Document date, including the treasury shares held by Mediobanca, as well as a maximum of No. 16,178,862 additional shares that may be issued and allocated by Mediobanca under certain existing incentive plans, all as better described in the Offer Document.

Consideration: for each Mediobanca share tendered in acceptance of the Offer, BMPS will pay a unit consideration consisting of No. 2.533 (1) newly issued ordinary shares of the Offeror, with no nominal value, with regular dividend rights and the same characteristics as the ordinary shares of BMPS already outstanding as of the issue date, without prejudice to any further adjustments to the aforementioned consideration, as described in the Offer Document (the “Consideration”).

Acceptance Period: pursuant to Article 40, paragraph 2, of the Issuers’ Regulation, the period for the acceptance of the Offer (the “Acceptance Period”), agreed with Borsa Italiana S.p.A., will start at 8:30 a.m. (Italian time) on 14 July 2025 and will end at 5:30 p.m. (Italian time) on 8 September 2025 (unless extended) and, therefore, it will be equal to 40 trading days.

The Consideration will be paid on the payment date, i.e. 15 September 2025, unless the Acceptance Period is extended in accordance with applicable regulations.

1 It should be noted that the consideration for the Offer originally set by BMPS in the communication pursuant to Article 102, paragraph 1, of the TUF and Article 37 of the Issuers’ Regulation was equal to No. 2.300 BMPS shares for each Mediobanca share tendered in acceptance of the Offer. On 20 May 2025, BMPS announced to the market that, following the detachment of the coupons and the subsequent payments of the BMPS’ dividend (approved by the ordinary shareholders’ meeting of BMPS on 17 April 2025, equal to Euro 0.86 per BMPS share outstanding and entitled to the dividend payment) and of the interim dividend on Mediobanca’s results as of 31 December 2024 (which Mediobanca’s Board of Directors, at its meeting on 8 May 2025, resolved to distribute, amounting to Euro 0.56 per each Mediobanca share outstanding and entitled to the dividend payment), it had made the resulting technical adjustment and, therefore, the consideration (following the above technical adjustment) is equal to 2.533 newly issued ordinary shares of the Offeror for each Mediobanca share tendered in acceptance of the Offer.

Possible reopening of the acceptance period: if the conditions set forth in Article 40-bis, paragraph 1, letter a) of the Issuers’ Regulation are met, by the trading day following the payment date, the Acceptance Period may be reopened for 5 trading days and, specifically, unless the Acceptance Period is extended, for the trading sessions on 16, 17, 18, 19 and 22 September 2025 (the “Reopening of the Acceptance Period”). The Consideration will be paid to the Mediobanca’s shareholders who accepted the Offer during the Reopening of the Acceptance Period on 29 September 2025, unless the Acceptance Period is extended in accordance with applicable regulations.

Global information agent: Georgeson has been appointed by BMPS as global information agent, i.e. the entity responsible for providing information relating to the Offer to all Mediobanca shareholders. For the purposes of carrying out its activities in relation to the Offer, the global information agent has set up a dedicated email address (ops-mediobanca@georgeson.com) and a toll-free number in Italy (800 189 911) and, alternatively, from abroad (+39 06 45212909). These channels will be active from Monday to Friday from 9:00 a.m. to 6:00 p.m. (Central European Time). The Global Information Agent’s website is www.georgeson.com.

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This press release will be available on the website at www.gruppomps.it/en/

For further information: Banca Monte dei Paschi di Siena S.p.A.
Investors Relations
Media Relations Tel. +39 0577 296634 ufficio.stampa@mps.it	Tel: +39 0577 299350 investor.relations@mps.it
Image Building Cristina Fossati, Anna Pirtali Tel +39 02 89011300 mps@imagebuilding.it

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Information for U.S. Persons

The shares to be issued in connection with the Offer may not be offered or sold in the United States except pursuant to an effective registration statement under the U.S. Securities Act of 1933 (the “U.S. Securities Act”) or pursuant to a valid exemption from registration.

The Offer is being made for the shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni by Banca Monte dei Paschi di Siena S.p.A., each of which is a company incorporated in Italy. Information distributed in connection with the Offer is subject to Italian disclosure requirements that are different from those of the United States. Financial statements and financial information included in the offer document or the exemption document, if any, have been prepared in accordance with the international accounting standards issued by the International Accounting Standards Board and may not be comparable to the financial statements or financial information of U.S. companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws in respect of the Offer, since Banca Monte dei Paschi di Siena S.p.A. and MEDIOBANCA - Banca di Credito Finanziario Società per Azioni are located in Italy, and some or all of their officers and directors may be residents of Italy or other countries outside the U.S. You may not be able to sue a company incorporated outside the U.S. or its officers or directors in a non-U.S. court for violations of U.S. securities laws. It may be difficult to compel a company incorporated outside the U.S. and its affiliates to subject themselves to a U.S. court’s judgment.

The Offer will not be submitted to the review or registration procedures of any regulator outside of Italy and has not been approved or recommended by any governmental securities regulator. The Offer will be made in the U.S. pursuant to the exemptions from (i) the “U.S. tender offer rules” under the United States Securities Exchange Act of 1934 (the “U.S. Exchange Act”) provided by Rule 14d-1(c) thereunder and (ii) the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder. These exemptions permit a bidder to satisfy certain substantive and procedural U.S. Exchange Act rules governing tender offers by complying with home jurisdiction law or practice, and exempt the bidder from compliance with certain other U.S. Exchange Act rules. As a result, the Offer will be made in accordance with the applicable regulatory, disclosure and procedural requirements under Italian law, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments, that are different from those applicable in the U.S. To the extent that the Offer is subject to the U.S. securities laws, such laws only apply to holders of the shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni in the U.S. and no other person has any claims under such laws.

To the extent permissible under applicable law or regulation in Italy, and pursuant to the exemptions available under Rule 14e-5(b) under the U.S. Exchange Act, the Offeror and its affiliates or brokers (acting as agents for the Offeror or its affiliates, as applicable) may from time to time, and other than pursuant to the Offer, directly or indirectly purchase, or arrange to purchase, the shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni, that are the subject of the Offer or any securities that are convertible into, exchangeable for or exercisable for such shares, including purchases in the open market at prevailing prices or in private transactions at negotiated prices outside the U.S. To the extent information about such purchases or arrangements to purchase is made public in Italy, if any such purchases are made, such information will be disclosed by means of a press release or other means reasonably calculated to inform U.S. shareholders of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni of such information. In addition, the financial advisors to the Offeror, may also engage in ordinary course trading activities in securities of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni, which may include purchases or arrangements to purchase such securities.

Since the announcement of the Offer, the Offeror and certain of its affiliates have engaged, and intend to continue to engage throughout the acceptance period, in various asset management, brokerage, banking- related, collateral-taking, estates and trusts services, and custody-related activities involving the Offeror common shares outside the United States. Among other things, the Offeror or one or more of its affiliates intends to engage in trades in the Offeror common shares for the accounts of its customers for the purpose of effecting brokerage transactions for its customers and other customer facilitation transactions in respect of the Offeror common shares. Further, certain of Offeror’s asset management affiliates may buy and sell the Offeror common shares or indices including the Offeror common shares, outside the United States as part of their ordinary, discretionary investment management activities on behalf of their customers. Certain of Offeror’s affiliates may continue to (a) engage in the marketing and sale to customers of funds that include the Offeror common shares, providing investment advice and financial planning guidance to customers that may include information about the Offeror common shares, (b) transact in the Offeror common shares as trustees and/or personal representatives of trusts and estates, (c) provide custody services relating to the Offeror common shares and (d) engage in accepting the Offeror common shares as collateral for loans. These activities occur outside of the United States and the transactions in the Offeror common shares may be effected on the Euronext Milan, other exchanges or alternative trading systems and in the over-the-counter market.

IMPORTANT INFORMATION

The voluntary public exchange offer referred to in this press release has been promoted by Banca Monte dei Paschi di Siena S.p.A. on all the ordinary shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni.

This press release does not constitute an offer to buy or sell the shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni.

Prior to the commencement of the acceptance period, as required under applicable regulations, the Offeror shall publish an offer document and an exemption document, to be carefully examined by the shareholders of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni.

The Offer has been launched in Italy and is made, on a non-discriminatory basis and on equal terms, to all holders of shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni. The Offer has been promoted in Italy as the shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni are listed on Euronext Milan, a regulated market organized and managed by Borsa Italiana S.p.A. and is subject to the obligations and procedural requirements provided for by Italian law.

The Offer is not being made or disseminated in Canada, Japan and Australia, or any other country in which such Offer is not authorized, or to any person to whom such offer or solicitation is not permitted by law (the “Excluded Countries”).

Partial or complete copies of any documents issued by the Offeror in connection with the Offer shall not be sent, nor shall they be transmitted, or otherwise distributed, directly or indirectly, in the Excluded Countries. Any person receiving such documents shall not distribute, send or dispatch them (whether by post or by any other means or instrumentality of communication or commerce) in the Excluded Countries.

Any acceptances of the Offer resulting from solicitation activities carried out in violation of the above limitations will not be accepted.

This press release, as well as any other document issued by the Offeror in connection with the Offer, shall not constitute or form part of any offer to purchase or exchange, or any solicitation of offers to sell or exchange, securities in any of the Excluded Countries.

This press release may only be accessed in or from the United Kingdom (i) by persons having professional experience in matters relating to investments falling within the scope of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as subsequently amended (the “Order”), or (ii) by companies having high net assets and by persons to whom the press release can be legitimately transmitted because they fall within the scope of Article 49(2) paragraphs from (a) to (d) of the Order (all these persons are jointly defined “Relevant Persons”). Securities described in this press release are made available only to Relevant Persons (and any solicitation, offer, agreement to subscribe, purchase or otherwise acquire such financial instruments will be directed exclusively at such persons). Any person who is not a Relevant Person should not act or rely on this press release or any of its contents.

Acceptance to the Offer by persons resident in countries other than Italy may be subject to specific obligations or restrictions provided for by laws or regulations. It is the sole responsibility of the addressees of the Offer to comply with such regulations and, therefore, before accepting the Offer, to verify their existence and applicability by contacting their advisors.

To the fullest extent permitted by applicable law, the companies involved in the proposed voluntary public exchange offer disclaim any responsibility or liability for the violation of such restrictions by any person.